SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Cedar Fair, L.P.
(Name of Issuer)

Depositary Units
(Title of Class of Securities)

150185106
(CUSIP Number)

February 1, 2022
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 19 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 150185106	13G	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON CPREF AIV I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 983,156
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 983,156
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 983,156
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 150185106	13G	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON Centerbridge Partners Real Estate Associates, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 983,156
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 983,156
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 983,156
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 150185106	13G	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON CPREF Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 983,156
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 983,156
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 983,156
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 150185106	13G	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON CPREF II AIV III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,075,312 (including 226,300 Depositary Units issuable upon exercise of call options)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,075,312 (including 226,300 Depositary Units issuable upon exercise of call options)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,075,312 (including 226,300 Depositary Units issuable upon exercise of call options)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 150185106	13G	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON Centerbridge Partners Real Estate Associates II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,075,312 (including 226,300 Depositary Units issuable upon exercise of call options)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,075,312 (including 226,300 Depositary Units issuable upon exercise of call options)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,075,312 (including 226,300 Depositary Units issuable upon exercise of call options)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 150185106	13G	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON CPREF II Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,075,312 (including 226,300 Depositary Units issuable upon exercise of call options)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,075,312 (including 226,300 Depositary Units issuable upon exercise of call options)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,075,312 (including 226,300 Depositary Units issuable upon exercise of call options)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 150185106	13G	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON Centerbridge Partners Real Estate Fund SBS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 45,020
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 45,020
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,020
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 150185106	13G	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON Centerbridge Partners Real Estate Fund SBS II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 14,308 (including 1,500 Depositary Units issuable upon exercise of call options)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 14,308 (including 1,500 Depositary Units issuable upon exercise of call options)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,308 (including 1,500 Depositary Units issuable upon exercise of call options)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 150185106	13G	Page 10 of 19 Pages

1	NAME OF REPORTING PERSON CCP SBS GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 59,328 (including 1,500 Depositary Units issuable upon exercise of call options)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 59,328 (including 1,500 Depositary Units issuable upon exercise of call options)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 59,328 (including 1,500 Depositary Units issuable upon exercise of call options)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 150185106	13G	Page 11 of 19 Pages

1	NAME OF REPORTING PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,117,796 (including 227,800 Depositary Units issuable upon exercise of call options)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,117,796 (including 227,800 Depositary Units issuable upon exercise of call options)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,117,796 (including 227,800 Depositary Units issuable upon exercise of call options)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 150185106	13G	Page 12 of 19 Pages

Item 1(a).	NAME OF ISSUER

The name of the issuer is Cedar Fair, L.P. (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

The Company's principal executive offices are located at One Cedar Point Drive, Sandusky, Ohio 44870-5259.

Item 2(a).	NAME OF PERSON FILING

This statement is filed by:

(i)	CPREF AIV I, L.P., a Delaware limited partnership ("CPREFAIV"), with respect to the Depositary Units beneficially owned by it;
(ii)	Centerbridge Partners Real Estate Associates, L.P., a Delaware limited partnership ("CPRE"), as general partner of CPREFAIV, with respect to the Depositary Units beneficially owned by CPREFAIV;
(iii)	CPREF Cayman GP Ltd., a Cayman Islands exempted company (“CPREGP”), as general partner of CPRE, with respect to the Depositary Units beneficially owned by CPREFAIV;
(iv)	CPREF II AIV III, L.P., a Delaware limited partnership ("CPREFIIAIV"), with respect to the Depositary Units and Depositary Units issuable upon exercise of call options beneficially owned by it;
(v)	Centerbridge Partners Real Estate Associates II, L.P., a Delaware limited partnership ("CPREII"), as general partner of CPREFIIAIV, with respect to the Depositary Units and Depositary Units issuable upon exercise of call options beneficially owned by CPREFIIAIV;
(vi)	CPREF II Cayman GP Ltd., a Cayman Islands exempted company (“CPREIIGP”), as general partner of CPREII, with respect to the Depositary Units and Depositary Units issuable upon exercise of call options beneficially owned by CPREFIIAIV;
(vii)	Centerbridge Partners Real Estate Fund SBS, L.P., a Delaware limited partnership ("CPRESBS"), with respect to the Depositary Units beneficially owned by it;
(viii)	Centerbridge Partners Real Estate Fund SBS II, L.P., a Delaware limited partnership ("CPRESBSII"), with respect to the Depositary Units and Depositary Units issuable upon exercise of call options beneficially owned by it;
(ix)	CCP SBS GP, LLC, a Delaware limited liability company ("CCPSBS"), as general partner of CPRESBS and CPRESBSII, with respect to the Depositary Units and Depositary Units issuable upon exercise of call options beneficially owned by CPRESBS and CPRESBSII;
(x)	Jeffrey H. Aronson ("Mr. Aronson"), indirectly, through various intermediate entities controls each of CPREFAIV, CPREFIIAIV, CPRESBS and CPRESBSII (collectively, the "Centerbridge Funds"), with respect to the Depositary Units and Depositary Units issuable upon exercise of call options beneficially owned by the Centerbridge Funds.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 150185106	13G	Page 13 of 19 Pages

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the business office of each of the Reporting Persons is 375 Park Avenue, 11th Floor, New York, NY 10152.

Item 2(c).	CITIZENSHIP

CPREFAIV, CPRE, CPREFIIAIV, CPREII, CPRESBS and CPRESBSII are limited partnerships organized under the laws of the State of Delaware. CPREGP and CPREIIGP are exempted companies organized under the laws of the Cayman Islands. CCPSBS is a limited liability company organized under the laws of the State of Delaware. Mr. Aronson is a citizen of the United States.

Item 2(d).	TITLE OF CLASS OF SECURITIES

Depositary Units

Item 2(e).	CUSIP NUMBER

150185106

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ____________________________

CUSIP No. 150185106	13G	Page 14 of 19 Pages

Item 4.	OWNERSHIP

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover pages of the Reporting Persons and is incorporated herein by reference.

The percentage used herein are calculated based upon 56,842,303 Depositary Units outstanding as of October 29, 2021, as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2021 filed with the Securities and Exchange Commission on November 3, 2021.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Each Reporting Person hereby makes the following certification:

By signing below the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 150185106	13G	Page 15 of 19 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: February 11, 2022

CPREF AIV I, L.P.

By: Centerbridge Partners Real Estate Associates, L.P., its general partner

By: CPREF Cayman GP Ltd., its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CENTERBRIDGE PARTNERS REAL ESTATE ASSOCIATES, L.P.

By: CPREF Cayman GP Ltd., its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CPREF CAYMAN GP LTD. /s/ Susanne V. Clark ------------------------------------- Name: Susanne V. Clark Title: Authorized Signatory

CPREF II AIV III, L.P.

By: Centerbridge Partners Real Estate Associates II, L.P., its general partner

By: CPREF II Cayman GP Ltd., its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CUSIP No. 150185106	13G	Page 16 of 19 Pages

CENTERBRIDGE PARTNERS REAL ESTATE ASSOCIATES II, L.P.

By: CPREF II Cayman GP Ltd., its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CPREF II CAYMAN GP LTD. /s/ Susanne V. Clark ------------------------------------- Name: Susanne V. Clark Title: Authorized Signatory
CENTERBRIDGE PARTNERS REAL ESTATE FUND SBS, L.P. By: CCP SBS GP, LLC, its general partner /s/ Susanne V. Clark ------------------------------------- Name: Susanne V. Clark Title: Authorized Signatory

CENTERBRIDGE PARTNERS REAL ESTATE FUND SBS II, L.P.

By: CCP SBS GP, LLC, its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CCP SBS GP, LLC /s/ Susanne V. Clark ------------------------------------- Name: Susanne V. Clark Title: Authorized Signatory
/s/ Jeffrey H. Aronson ------------------------------- JEFFREY H. ARONSON

CUSIP No. 150185106	13G	Page 17 of 19 Pages

EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: February 11, 2022

CPREF AIV I, L.P.

By: Centerbridge Partners Real Estate Associates, L.P., its general partner

By: CPREF Cayman GP Ltd., its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CENTERBRIDGE PARTNERS REAL ESTATE ASSOCIATES, L.P.

By: CPREF Cayman GP Ltd., its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CPREF CAYMAN GP LTD. /s/ Susanne V. Clark ------------------------------------- Name: Susanne V. Clark Title: Authorized Signatory

CUSIP No. 150185106	13G	Page 18 of 19 Pages

CPREF II AIV III, L.P.

By: Centerbridge Partners Real Estate Associates II, L.P., its general partner

By: CPREF II Cayman GP Ltd., its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CENTERBRIDGE PARTNERS REAL ESTATE ASSOCIATES II, L.P.

By: CPREF II Cayman GP Ltd., its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CPREF II CAYMAN GP LTD. /s/ Susanne V. Clark ------------------------------------- Name: Susanne V. Clark Title: Authorized Signatory
CENTERBRIDGE PARTNERS REAL ESTATE FUND SBS, L.P. By: CCP SBS GP, LLC, its general partner /s/ Susanne V. Clark ------------------------------------- Name: Susanne V. Clark Title: Authorized Signatory

CENTERBRIDGE PARTNERS REAL ESTATE FUND SBS II, L.P.

By: CCP SBS GP, LLC, its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CUSIP No. 150185106	13G	Page 19 of 19 Pages

CCP SBS GP, LLC /s/ Susanne V. Clark ------------------------------------- Name: Susanne V. Clark Title: Authorized Signatory
/s/ Jeffrey H. Aronson ------------------------------- JEFFREY H. ARONSON